EXHIBIT 10.1

OSI SYSTEMS, INC

NONQUALIFIED DEFINED BENEFIT PLAN

Third Amendment to

Amended and Restated Retirement Benefit Award Agreement

THIS THIRD AMENDMENT (“Third Amendment”) is made effective as of October 27, 2021, by and between OSI Systems, Inc. (the “Company”), and Deepak Chopra (the “Eligible Employee”) to the Amended and Restated Retirement Benefit Award Agreement, made effective December 31, 2017 (the “Award Agreement”).

WHEREAS, the Company has adopted the OSI Systems, Inc. Nonqualified Defined Benefit Plan, as amended effective January 1, 2012 (the “Plan”) and designated the Eligible Employee as a Participant in the Plan pursuant to the Award Agreement;

WHEREAS, the Company previously adopted the First Amendment to the Award Agreement, effective June 19, 2020 (the “First Amendment”) and the Second Amendment to the Award Agreement, effective August 19, 2020 (the “Second Amendment”).

WHEREAS, the Company now desires to again increase the Eligible Employee’s Retirement Benefit and specify the form of payout for the new benefit amount without changing the timing of the existing benefit payments, in compliance with all requirements of Section 409A of the Internal Revenue Code (the “Code”);

NOW, THEREFORE, the parties hereto agree as follows:

1.Third Additional Retirement Benefit. Section 3 of the Award Agreement is hereby amended to add the following new sentence to the end of the first paragraph of that section:

Notwithstanding the foregoing, effective October 27, 2021, in addition to the original Retirement Benefit and additional Retirement Benefit specified above and in the First Amendment and Second Amendment, the Eligible Employee shall be entitled to a third additional Retirement Benefit of One Million, Five Hundred Thousand Dollars ($1,500,000), (adjusted as specified herein for CPI increases commencing in calendar year 2022), payable in quarterly installments of Seventy-Five Thousand Dollars ($75,000), plus CPI adjustments, on the first day of each calendar quarter commencing for this additional amount April 1, 2025 and continuing for a period of five calendar years ending March 31, 2030. All such additional Retirement Benefit payments shall be fully vested on October 27, 2021 and, as of such date, all references to “Retirement Benefit” as used in the Plan and this Award Agreement (including amounts payable by reason of death or Disability under Sections 5 or 6 below) shall include this third additional benefit, except as provided in Section 7 as amended below.

OSI Systems, Inc. NDBP Third Amendment to Amended and Restated Retirement Benefit Award Agreement

2.Change in Control. Section 7 of the Award Agreement is hereby amended to replace the new final sentence added by the First Amendment, as amended by the Second Amendment, with the following:

Notwithstanding the foregoing, in the event of a Change in Control, whether before or after the Eligible Employee’s Separation from Service, the present value of all remaining payments with respect to each of the additional Retirement Benefits added by the First Amendment, the Second Amendment, and this Third Amendment shall be paid in the form of a single lump sum within ninety (90) days following the Change in Control, subject to compliance with all requirements of Code Section 409A.

3.Confirmation of Existing Benefit. Except as amended herein, all other provisions of the Plan, the Award Agreement, the First Amendment, and the Second Amendment shall remain in full force and effect and shall apply to the additional Retirement Benefit provided by this Third Amendment.

IN WHITENESS WHEREOF, the parties hereto have executed this Second Amendment to the Amended and Restated Award Agreement effective October 27, 2021.

OSI SYSTEMS, INC.

By:	/s/ Alan Edrick
Alan Edrick,
Executive Vice President and Chief Financial Officer

ELIGIBLE EMPLOYEE

/s/ Deepak Chopra
Deepak Chopra